UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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QUICKLOGIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUICKLOGIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, APRIL 24, 2007

The Annual Meeting of Stockholders of QUICKLOGIC CORPORATION, a Delaware corporation, will be held at QuickLogic’s offices located at 1277 Orleans Drive, Sunnyvale, California 94089, on Tuesday, April 24, 2007, at 10:00 a.m., local time, for the following purposes:

1.                To elect two (2) Class II directors to serve for a term of three years expiring on the date on which our Annual Meeting of Stockholders is held in 2010;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as QuickLogic’s independent registered public accounting firm for the fiscal year ending December 30, 2007; and

3.                To transact such other business as may properly come before the Annual Meeting or at any and all adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on February 28, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the self-addressed, postage-prepaid envelope enclosed for that purpose. Your shares will be voted in accordance with the instructions given on the proxy. Stockholders are also able to submit their proxy over the Internet or by telephone. Stockholders attending the meeting may vote in person even if they have returned a proxy. Please note, however, that if your shares are held in a street name by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain a proxy issued in your name from that holder.

For the Board of Directors,

E. Thomas Hart
Chairman, President and Chief Executive Officer

Sunnyvale, California
March 16, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PLEASE REFERENCE THE “VOTING ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 2 FOR ADDITIONAL INFORMATION.

QUICKLOGIC CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

General

The accompanying proxy is solicited by the Board of Directors of QuickLogic Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Tuesday, April 24, 2007, at 10:00 a.m., local time, or at any and all adjournments or postponements, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at QuickLogic’s offices located at 1277 Orleans Drive, Sunnyvale, California 94089. QuickLogic’s telephone number at that address is (408) 990-4000. At the meeting, only stockholders of record at the close of business on February 28, 2007, the record date, will be entitled to vote. On February 28, 2007, QuickLogic’s outstanding capital stock consisted of 28,854,817 shares of common stock.

At the meeting, the stockholders will be asked:

1.                To elect two (2) Class II directors to serve for a term of three years expiring on the date on which our Annual Meeting of Stockholders is held in 2010;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as QuickLogic’s independent registered public accounting firm for the fiscal year ending December 30, 2007; and

3.                To transact such other business as may properly come before the Annual Meeting or at any and all adjournments or postponements thereof.

This Proxy Statement and form of proxy were first sent or given to stockholders entitled to vote at the Annual Meeting on or about March 27, 2007, together with our 2006 Annual Report to Stockholders.

Voting and Discretionary Voting

Each stockholder is entitled to one vote for each share of common stock held on all matters presented at the meeting.

Properly executed proxies received prior to the meeting, and subsequently not revoked, will be voted in accordance with the instructions on the proxy. Where no instructions are given, proxies will be voted FOR the director nominees described herein, FOR the ratification of the independent registered public accounting firm, and with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

You are entitled to one vote for each share of common stock held on all matters presented at the Annual Meeting. You do not have the right to cumulate votes in the election of directors. Voting instructions are included on the proxy or voting instruction card.

Election of Directors

Holders of all outstanding shares of QuickLogic’s common stock have the right to elect two Class II directors for a three-year term to the Board of Directors. The directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as QuickLogic’s independent registered public accounting firm will require the affirmative vote of a majority of the total voting power of the shares of our common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.

Voting Electronically via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Proxy Statement and Annual Report over the Internet will be receiving an e-mail on or about March 27, 2007 with information on how to access stockholder information and instructions for voting.

Solicitation of Proxies

This solicitation of proxies is made by the Board of Directors of QuickLogic. All costs associated with soliciting proxies will be borne by QuickLogic. QuickLogic may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail (if so requested by the stockholder), telephone or facsimile.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Your presence at the Annual Meeting in and of itself is not sufficient to revoke your proxy.

Quorum; Abstentions; Broker Non-Votes

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the voting power of our stock outstanding on the record date will constitute a quorum. As of the close of business on the record date, there were 28,854,817 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Directors are elected based on a plurality of the votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted for determining the presence or absence of a quorum for conducting business but are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter.

Stockholder Nominations and Proposals

The Nominating and Corporate Governance Committee of our Board of Directors has established policies and procedures, available on the investor relations portion of our website, www.quicklogic.com/investors, to consider recommendations for candidates to the Board of Directors from stockholders holding no less than 1,000 shares of the outstanding voting securities of the Company continuously for at least six (6) months prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement will likely not be considered timely for consideration at that year’s annual meeting.

A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to the Nominating and Corporate Governance Committee, care of the Chief Financial Officer, 1277 Orleans Drive, Sunnyvale, California 94089, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Company’s Board of Directors. The stockholder must also provide such other information about the candidate that would be required by the Securities and Exchange Commission (“SEC”) rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Company stockholdings.

A stockholder that instead desires to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s Bylaws and the rules and regulations of the SEC.

Deadlines for Submission of Stockholder Proposals

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our Bylaws.

Stockholders wishing to present a proposal for inclusion in the proxy statement relating to our 2008 Annual Meeting of Stockholders must submit such proposal to us by the date that is 120 days prior to the one year anniversary of the date on which this proxy is first mailed, in order to be considered timely for stockholder proposals or nominations to be included in such proxy statement.

If a stockholder intends to present a proposal at our 2008 Annual Meeting of Stockholders, but does not intend to have it included in our 2008 Proxy Statement, the proposal must be delivered to us by February 11, 2008. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

Householding

Householding is a cost-cutting procedure used by us and approved by the SEC. Under the householding procedure, we send only one Annual Report and Proxy Statement to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate Annual Report and Proxy Statement. A stockholder may notify us that the stockholder would like a separate Annual Report and Proxy Statement by telephone at (408) 990-4000 or at the following mailing address: 1277 Orleans Drive, Sunnyvale, California 94089, Attention: Investor Relations. If we receive such notification that the stockholder wishes to receive a separate Annual Report and Proxy Statement, we will promptly deliver such Annual Report and Proxy Statement. A separate proxy card is included in the materials for each stockholder of record. If you wish to update your participation in householding, you may contact your broker or the mailing agent, ADP Investor Communication Services, at (800) 542-1061.

PROPOSAL ONE:

ELECTION OF DIRECTORS

QuickLogic’s Board of Directors is currently comprised of six members, divided into three classes with overlapping three-year terms. As a result, a portion of our Board of Directors will be elected each year. Nicholas Aretakis and Michael J. Callahan have been designated Class I directors whose terms expire at the 2009 Annual Meeting of Stockholders. Arturo Krueger and Gary H. Tauss have been designated Class II directors whose terms expire at the 2007 Annual Meeting of Stockholders. E. Thomas Hart and Christine Russell have been designated Class III directors whose terms expire at the 2008 Annual Meeting of Stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. There are no family relationships between any of our directors or executive officers.

Nominees for Class II Director

Two Class II directors are to be elected at the 2007 Annual Meeting of Stockholders for a three-year term ending in 2010. Pursuant to action by the Nominating and Corporate Governance Committee, the Board of Directors has nominated Arturo Krueger and Gary H. Tauss as Class II directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the election of Messrs. Krueger and Tauss. QuickLogic expects that Messrs. Krueger and Tauss will accept such nomination. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Nominating and Corporate Governance Committee of the Board of Directors. The term of office of each person elected as director will continue until such director’s term expires in 2010 or until such director’s successor has been elected and qualified or until such director’s earlier death, resignation or removal.

Required Vote

The nominees receiving a plurality, or the highest number of affirmative votes of the shares present or represented and entitled to be voted for them, shall be elected directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

Recommendation of the Board of Directors

QUICKLOGIC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE “FOR” THE NOMINEES LISTED ABOVE.

Directors and Nominees for Director

The following table sets forth information concerning the nominees for director, whose current term expires in 2007 and who are Class II directors.

Name	Age	Position
Arturo Krueger	67	Director
Gary H. Tauss	52	Director

Arturo Krueger has served as a member of our Board of Directors since September 2004. Mr. Krueger has more than 40 years of experience in systems architecture, semiconductor design and development, operations, and marketing, as well as general management. Since February 2001, Mr. Krueger has been a consultant to automobile manufacturers and to semiconductor companies serving the automotive and telecommunication markets. Mr. Krueger was Corporate Vice President and General Manager of Motorola’s Semiconductor Products Sector for Europe, Middle East and Africa from January 1998 until

February 2001. Mr. Krueger was the Strategic and Technology/Systems advisor to the President of Motorola’s Semiconductor Products Sector from 1996 until January 1998. In addition, Mr. Krueger was the Director of the Advanced Architectural and Design Automation Lab at Motorola. Mr. Krueger is a director of Marvell Technology Group Ltd., a semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits, and NemeriX S.A., a provider of integrated circuits specializing in ultra low power RF and baseband chipsets for GPS and wireless applications. He holds an M.S. degree in Electrical Engineering from the Institute of Technology in Switzerland, and has studied Advanced Computer Science at the University of Minnesota.

Gary H. Tauss has served as a member of our Board of Directors since June 2002. Since October 2006, Mr. Tauss has been President and Chief Executive Officer of Mobidia Technology, Inc., a provider of performance management software that enables wireless operators to provide users with high-quality mobile content. From May 2005 until the sale of its assets to Transaction Network Services, Inc. in March 2006, Mr. Tauss served as President, Chief Executive Officer and director of InfiniRoute Networks Inc., a provider of software peering services for wireline and wireless carriers. From October 2002 until April 2005, Mr. Tauss served as President and Chief Executive Officer of LongBoard, Inc., a company specializing in fixed-to-mobile convergence application software for leading carriers and service providers. From August 1998 until June 2002, Mr. Tauss was President, Chief Executive Officer and a director of TollBridge Technologies, Inc., a developer of voice-over-broadband products. Prior to co-founding TollBridge, Mr. Tauss was Vice President and General Manager of Ramp Networks, Inc., a provider of Internet security and broadband access products, with responsibility for engineering, customer support and marketing. Mr. Tauss is the Chairman of LongBoard. Mr. Tauss earned both a B.S. and an M.B.A. degree at the University of Illinois.

Incumbent Class III Directors Whose Terms Expire in 2008

Name	Age	Position
E. Thomas Hart	65	Chairman, President and Chief Executive Officer
Christine Russell	57	Director

E. Thomas Hart has served as our President, Chief Executive Officer and a member of our Board of Directors since June 1994, and as our Chairman since April 2001. Prior to joining QuickLogic, Mr. Hart was Vice President and General Manager of the Advanced Networks Division at National Semiconductor Corporation, a semiconductor manufacturing company, where he worked from September 1992 to June 1994. Prior to joining National Semiconductor, Mr. Hart was a private consultant from February 1986 to September 1992 with Hart Weston International, a technology-based management consulting firm. Mr. Hart’s prior experience includes senior level management responsibilities in semiconductor operations, engineering, sales and marketing with several companies including Motorola, Inc., an electronics provider, and National Semiconductor. Mr. Hart holds a B.S.E.E. degree from the University of Washington.

Christine Russell has served as a member of our Board of Directors since June 2005. Since June 2006, Ms. Russell has been Vice President and Chief Financial Officer of Virage Logic Corporation, a provider of advanced intellectual property for the design of integrated circuits. Ms. Russell served as Senior Vice President and Chief Financial Officer of OuterBay Technologies, Inc., a privately held software company enabling information lifecycle management for enterprise applications, from May 2005 until February 2006, when OuterBay was acquired by Hewlett-Packard Company. From October 2003 to May 2005, Ms. Russell served as the Chief Financial Officer of Ceva, Inc., a company specializing in semiconductor intellectual property offering digital signal processing cores and application software. From October 1997 to October 2003, Ms. Russell served as the Chief Financial Officer of Persistence Software, Inc., a company specializing in enterprise software providing infrastructure for distributed computing. Prior to 1997, Ms. Russell served in various senior financial management positions with a variety of technology companies for a period of more than twenty years. Ms. Russell is a director of Peak International, Inc. Peak is a supplier of precision-engineered packaging products for storage, transportation and automated handling of high technology products. Ms. Russell holds a B.A. degree and an M.B.A. degree from the University of Santa Clara.

Incumbent Class I Directors Whose Terms Expire in 2009

Name	Age	Position
Michael J. Callahan	71	Director
Nicholas Aretakis	45	Director

Michael J. Callahan has served as a member of our Board of Directors since July 1997. From March 1990 through his semi-retirement in September 2000, Mr. Callahan served as Chairman of the Board, President and Chief Executive Officer of WaferScale Integration, Inc., a producer of peripheral integrated circuits. From 1978 to March 1990, Mr. Callahan held various positions at Monolithic Memories, Inc., a semiconductor manufacturing company, most recently as its President. During his tenure as President, Monolithic Memories became a subsidiary of Advanced Micro Devices, Inc., a semiconductor manufacturing company, where Mr. Callahan was Senior Vice President of Programmable Products. Prior to joining Monolithic Memories, he worked at Motorola Semiconductor for 16 years where he was Director of Research and Development as well as Director of Linear Operations. Mr. Callahan also serves on the board of Micrel, Incorporated, a provider of analog power, mixed-signal and digital semiconductor devices, and Teknovus, Inc., a privately held company specializing in communications chipsets for subscriber access networks. Mr. Callahan holds a B.S.E.E. degree from the Massachusetts Institute of Technology.

Nicholas Aretakis has served as a member of our Board of Directors since May 2006. Since December 2006, Mr. Aretakis has been a consultant to semiconductor companies serving the telecommunications and consumer markets. From October 2005 until December 2006, Mr. Aretakis served as Vice President of Worldwide Sales at Advanced Analogic Technologies, Inc., a provider of power management integrated circuits. From December 2001 until May 2004, Mr. Aretakis was in the Office of the President for GlobespanVirata, Inc., a provider of broadband communications integrated circuits. From May 1998 until December 2001, Mr. Aretakis was Vice President of Worldwide Sales for GlobeSpan, Inc., a provider of broadband communications integrated circuits. Earlier in his career, he served in a variety of sales and marketing roles at ESS Technology, Inc., Media Vision, Inc., SEEQ Technology, Inc. and MicroChip Technology, Inc. Mr. Aretakis holds a B.S. degree in Electrical Engineering from Columbia University and a B.A. degree in Mathematics, cum laude, from Hobart College.

Lead Independent Director

Mr. Callahan has served as our Lead Independent Director since April 26, 2005.

Board Meetings, Committees and Corporate Governance

The Board of Directors held a total of nine meetings during 2006 and acted by unanimous written consent four times. The Board of Directors has determined that the Company’s current directors, with the exception of Mr. Hart, meet the independence requirements of the Nasdaq Global Market.

It is the policy of the Board of Directors to have a separate meeting time for independent directors. During the last fiscal year, six sessions of the independent directors were held.

The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

We have written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, copies of each are available on our website, free of charge, at www.quicklogic.com/investors. You can also obtain copies of the charters, free of charge, by writing to us at 1277 Orleans Drive, Sunnyvale, California 94089.

In accordance with Securities and Exchange Commission requirements and Nasdaq Global Market listing standards, all of the standing committees are comprised solely of non-employee, independent directors. The table below shows current membership for each of the standing committees.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Michael J. Callahan(3)	Nicholas Aretakis(4)	Arturo Krueger
Christine Russell(1)(2)	Michael J. Callahan(1)(3)	Gary H. Tauss(1)
Gary H. Tauss	Arturo Krueger
Christine Russell
Gary H. Tauss

(1)                Committee Chairman

(2)                Audit Committee Financial Expert

(3)                Lead Independent Director

(4)                Mr. Aretakis joined the Nominating and Corporate Governance Committee in July 2006

Audit Committee

The Audit Committee held eleven meetings in 2006. Ms. Russell has served as Chairman of the Audit Committee since April 2006. Each of the directors on the Audit Committee meets the independence requirements of the Nasdaq Global Market. The Board of Directors has determined that Christine Russell is an Audit Committee Financial Expert, or ACFE, as defined by Item 401(h) of Regulation S-K. All Committee members are independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

The Audit Committee has sole and direct authority to select, evaluate and compensate our independent registered public accounting firm, and it reviews and approves in advance all audit, audit related and non-audit services, and the related fees, provided by the independent registered public accounting firm (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with our management and appropriate financial personnel regularly to consider the adequacy of our internal controls and financial reporting process and the reliability of our financial reports to the public. The Audit Committee also meets with the independent registered public accounting firm regarding these matters. The Audit Committee has established a Financial Information Integrity Policy, pursuant to which QuickLogic can receive, retain and treat employee complaints concerning questionable accounting, internal control or auditing matters, or the reporting of fraudulent financial information. The Audit Committee examines the independence and performance of our independent registered public accounting firm. In addition, among its other responsibilities, the Audit Committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published. The Audit Committee has a written charter, a copy of which is available on our website, free of charge, at www.quicklogic.com/investors.

Compensation Committee

The Compensation Committee held six meetings in 2006 and acted by unanimous written consent four times during the year. Each of the directors on the Compensation Committee meets the independence requirements of the Nasdaq Global Market and the Securities and Exchange Commission and is an outside director in accordance with Section 162(m) of the Internal Revenue Code. The purpose of the Compensation Committee is to: (i) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s directors, Chief Executive Officer and executive officers, (ii) review and recommend to the Board of Directors compensation plans, policies and benefit programs, as well as approve individual executive officer compensation packages, and (iii) review and discuss the Compensation Discussion and Analysis with management and prepare the Compensation Committee Report to be included in the Company’s Annual Report on Form 10-K and Proxy Statement. The Compensation Committee’s duties also include administering QuickLogic’s stock option plans and employee stock purchase plan. During 2006, the Committee also recommended and approved changes to the Company’s equity award practices.

The Committee has the authority to retain and meet privately with independent advisors and compensation and benefits specialists as needed, and may request the assistance of any director, officer or employee of the Company whose advice and counsel are sought by the Committee. The Compensation Committee or the Board of Directors, after reviewing management’s recommendations, determines the equity and non-equity compensation of the Company’s executive officers and directors. Management generally provides internal compensation information, compensation survey information for similarly sized companies, and other information to the Committee, and the Chief Executive Officer recommends compensation amounts for Named Executive Officers other than the Chief Executive Officer. Under the guidance of the Committee, the Chief Executive Officer or an executive officer of the Company makes recommendations to the Committee regarding the executive incentive compensation plan, including plan objectives and payments earned based on performance to those objectives. The Compensation Committee may delegate its responsibilities to subcommittees when appropriate. The Compensation Committee has a written charter, which is available on our website, free of charge, at www.quicklogic.com/investors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in 2006. Each of the directors on the Nominating and Corporate Governance Committee meets the independence requirements of the Nasdaq Global Market. The purpose of the Nominating and Corporate Governance Committee is to: (i) assist the Board of Directors by identifying, evaluating and recommending to the Board of Directors, or approving as appropriate, individuals qualified to be directors of QuickLogic for either appointment to the Board of Directors or to stand for election at a meeting of the stockholders; (ii) review the composition and evaluate the performance of the Board of Directors; (iii) review the composition and evaluate the performance of committees of the Board of Directors; (iv) recommend persons to be members of the committees of the Board of Directors; (v) review conflicts of interest of members of the Board of Directors and corporate officers; and (vi) review and recommend to the Board of Directors corporate governance principles. Other duties of the Committee include overseeing the evaluation of management, succession planning and reviewing and monitoring the Company’s Code of Conduct and Ethics. The Nominating and Corporate Governance Committee has a written charter, which is available on our website, free of charge, at www.quicklogic.com/investors. The Nominating and Corporate Governance Committee adopted our Corporate Governance Guidelines in December 2004, a copy of which is available on our website, free of charge, at www.quicklogic.com/investors.

The Nominating and Corporate Governance Committee regularly reviews the size and composition of the full Board of Directors and considers the recommendations properly presented by qualified stockholders as well as recommendations from management, other directors and search firms to attract top candidates to serve on the Board of Directors. Except as may be required by rules promulgated by the Nasdaq Global Market and the Securities and Exchange Commission, there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the qualifications of the candidates, the Committee considers many factors, including character, judgment, independence, age, expertise, diversity of experience, length of service and other commitments, among others. The Committee evaluates such factors and does not assign any particular weight or priority to any of these factors. While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is predominantly independent and is comprised of directors who (i) are of high integrity, (ii) have qualifications that will increase the overall effectiveness of the Board of Directors and (iii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than 1,000 shares of QuickLogic’s outstanding voting securities continuously for at least six (6) months prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement, will likely not be considered timely for consideration at that year’s annual meeting. Stockholders may suggest qualified candidates for director by writing to the Nominating and Corporate Governance Committee, care of the Chief Financial Officer, 1277 Orleans Drive, Sunnyvale, California 94089 and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and an explanation of the reasons why the stockholder believes this candidate is qualified for service on QuickLogic’s Board of Directors. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Nominating and Corporate Governance Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate. Our Nominating and Corporate Governance Committee Policies and Procedures for Director Candidates are posted on our website at www.quicklogic.com/investors.

During 2006, Committee activities included approving the appointment of Nicholas Aretakis to our Board, reviewing and approving any actual or potential conflicts of interest, assessing the structure and performance of the Board and the committees of the Board, and reviewing our Code of Conduct and Ethics and our Policy for Communications with Stockholders. The Committee also assessed the independence and qualifications of our directors, reviewed the performance of the CEO and his assessment of our executive officers, and ensured directors adhered to our corporate governance guidelines, including reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions.

Other Committees and Participation

The Board of Directors has delegated to the Stock Option Committee, which currently consists of Carl M. Mills and Catriona Meney, both of whom are executive officers of the Company, the authority to: (i) approve the grant of options to purchase up to 40,000 shares per grant to employees other than officers and other individuals; (ii) grant refresh options to employees other than officers, subject to the approval of the total number of such refresh options by the Board of Directors or the Compensation Committee; and (iii) amend options as authorized by the Board of Directors. Mr. Hart served as the sole member of the Stock Option Committee until December 6, 2006.

The Settlement Committee, which currently consists of Gary H. Tauss and Christine Russell, was established by the Board of Directors with the sole and full corporate power and authority to review the proposed settlement of the litigation entitled: In re Initial Public Offering Securities Litigation 21 MC 92 (SAS); In re QuickLogic Corporation Initial Public Offering Sec. Litig. (01 Civ. 9503) (collectively, the “Action”), and to decide whether the Company should enter into the proposed settlement. The Settlement Committee will remain in effect until the Action has been settled in its entirety.

During 2006, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during their term as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during their term on such committee, except that Ms. Russell attended two of four Nominating and Corporate Governance Committee meetings held during the year.

QuickLogic expects its directors to attend its annual meetings absent a valid reason, such as a schedule conflict. The April 2006 Annual Meeting of Stockholders was attended by all then-current directors.

Stockholder Communications with the Board of Directors

The Nominating and Corporate Governance Committee has established a policy for stockholder communication with our Board of Directors. This policy, which is available on the investor relations portion of our website, provides a process for stockholders to send communications to the Board of Directors. Stockholders may contact QuickLogic’s Board of Directors or any individual thereof, by writing, whether by mail or express mail, to: QuickLogic Corporation Board of Directors, 1277 Orleans Drive, Sunnyvale, California 94089. Stockholders who wish to contact the Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters may do so by using this address and designating the communication as “Compliance Confidential.”

Code of Conduct and Ethics

QuickLogic adopted a Code of Conduct and Ethics applicable to all directors, officers and employees on February 12, 2004. The Code covers topics including, but not limited to, financial reporting, conflicts of interest, confidentiality of information, compliance with laws and regulations and the code of ethics for our Chief Executive Officer, Chief Financial Officer and controllers. A copy of the Code of Conduct and Ethics, as amended, is posted on our website at www.quicklogic.com/investors. To date, there have been no waivers under our Code of Conduct and Ethics. We will post any waivers, if and when granted, on our website at www.quicklogic.com/investors.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership on Form 3 and reports of changes in ownership of our common stock and other equity securities on Form 4 or 5. Based solely on our review of the copies of such reports received by us or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2006, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers, an independent registered public accounting firm, to audit QuickLogic’s consolidated financial statements for the fiscal year ending December 30, 2007 and, as a matter of good corporate governance, seeks ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its appointment.

Representatives of PricewaterhouseCoopers are expected to be present at the 2007 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees billed to QuickLogic by PricewaterhouseCoopers during Fiscal 2006

PricewaterhouseCoopers, the Company’s independent registered public accounting firm, billed QuickLogic for the following professional services:

	Fiscal Years
	2006	2005
Audit fees	$902,400	$528,700
Audit related fees	$—	$—
Tax fees	$40,000	$67,700
All other fees	$1,700	$1,700

The Audit Committee pre-approved all services and fees provided by PricewaterhouseCoopers during fiscal years 2006 and 2005 and has concluded that the provision of these services is compatible with their independence.

Descriptions of fees billed are as follows:

Audit Fees

Audit fees consist of the aggregate fees for professional services rendered by PricewaterhouseCoopers for the audit of QuickLogic’s consolidated financial statements, the audit of managements’ assessment of the effectiveness of the Company’s internal control over financial reporting and reviews of QuickLogic’s unaudited condensed consolidated interim financial statements for the fiscal years 2006 and 2005. In fiscal 2006, audit fees include $250,000 associated with the internal review of stock option granting practices and related accounting.

Audit Related Fees

Audit related fees would consist of the aggregate fees for assurance and related services by PricewaterhouseCoopers not included in audit fees that are reasonably related to the performance of the audit or review of QuickLogic’s consolidated financial statements and its limited reviews of QuickLogic’s unaudited condensed consolidated interim financial statements for the fiscal years 2006 and 2005. QuickLogic incurred no audit related fees for the fiscal years 2006 or 2005.

Tax Fees

Tax fees consist of the aggregate fees for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice, and tax planning for the fiscal years 2006 and 2005.

All Other Fees

All other fees consist of the aggregate fees for professional services rendered by PricewaterhouseCoopers other than those described above. In fiscal years 2006 and 2005, these amounts include fees for accounting library software.

Pursuant to the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services, and the related fees, provided to QuickLogic by our independent registered public accounting firm, or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Securities Exchange Act of 1934, as amended, or the rules of the Securities and Exchange Commission. The Audit Committee pre-approved these services and fees regularly throughout the year.

Required Vote

The affirmative vote of the holders of a majority of the votes cast will be required to ratify the appointment of PricewaterhouseCoopers as QuickLogic’s independent registered public accounting firm for the fiscal year ending December 30, 2007.

Recommendation of the Audit Committee of the Board of Directors

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS QUICKLOGIC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2007.

REPORT OF THE AUDIT COMMITTEE

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of QuickLogic under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

In accordance with the written charter adopted by the Audit Committee on December 20, 2004, the Audit Committee consists of three members and operates under such written charter.

Membership of the Audit Committee

The Audit Committee consisted of Michael J. Callahan, Christine Russell and Gary H. Tauss. Ms. Russell became Chairman of the Committee in April 2006. Mr. Callahan served as Chairman of the Committee from October 2004 until April 2006. Messrs. Callahan and Tauss, as well as Ms. Russell, have been determined by our Board of Directors to be independent according to SEC rules and the Nasdaq Global Market’s listing standards.

Audit Committee Financial Expert

As required by the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that Ms. Russell has the qualifications to be our “Audit Committee Financial Expert”, as defined in the SEC’s rules and regulations and also meets the standards of independence adopted by the SEC and the Nasdaq Global Market for membership on an audit committee.

Role of the Audit Committee

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm is also responsible for auditing our system of internal control over financial reporting, expressing an opinion on management’s assessment of our system of internal control over financial reporting and expressing an opinion on management’s control over financial reporting. The Committee’s responsibility is: (i) to monitor and review these processes; (ii) to provide our Board of Directors with the results and recommendations derived from this monitoring; and (iii) to select, appoint for ratification by the Company’s stockholders, and compensate the independent registered public accounting firm. However, the members of the Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to the independence of the registered public accounting firm. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held ten meetings during 2006. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and QuickLogic’s independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee discussed with PricewaterhouseCoopers the overall scope and plans for their audits and met with PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations and their evaluation of QuickLogic’s internal controls. In addition, under the direction of the Audit Committee, management conducted an internal review of its historical stock option granting practices and related accounting for the period from October 15, 1999, the date of our initial public offering, through July 28, 2006. The Audit Committee also oversaw the Company’s response to a potential Nasdaq delisting and an SEC informal inquiry which arose in connection with the Company’s review of its stock option granting practices; the Nasdaq delisting matter has been formally closed. The Audit Committee met with PricewaterhouseCoopers and outside counsel to discuss the stock option review and related conclusions.

The purpose of the Audit Committee is to fulfill the Board of Director’s oversight responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our financial reports, compliance with laws, the maintenance of ethical standards and effective internal controls. During the meetings held in 2006 and thereafter, the Audit Committee reviewed and discussed, among other things:

•       results of the 2006 independent audit of the financial statements and review of the Annual Report on Form 10-K and Proxy Statement;

•       issues regarding accounting, administrative and operating matters noted during the 2006 audit;

•       requirements and responsibilities for audit committees;

•       QuickLogic’s significant policies for accounting and financial reporting and the status and anticipated effects of changes in those policies;

•       the quarterly and annual procedures performed by our independent registered public accounting firm;

•       the adequacy of our internal controls and financial reporting process and the reliability of our financial reports to the public;

•       the ability and responsibility to institute special investigations, if necessary, and obtain advice and assistance from independent outside legal, accounting or other services, with funding from the Company;

•       the quarterly consolidated unaudited financial statements and filings with the SEC;

•       related party transactions;

•       the internal review of stock option granting practices and related accounting;

•       a potential Nasdaq delisting, including a hearing before the Nasdaq Delisting Panel as a result of our failure to file periodic reports in a timely manner due to the stock option review;

•       an SEC informal inquiry into the Company’s stock option granting practices and related accounting; and

•       other matters concerning QuickLogic’s accounting, financial reporting, conflicts of interest and internal controls.

Review of QuickLogic’s Audited Financial Statements for the Fiscal Year Ended December 31, 2006

The Audit Committee reviewed and discussed the 2006 audited financial statements and the Company’s internal control over financial reporting with management and the independent registered public accounting firm. Specifically, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and QuickLogic, including the matters covered by the letter to QuickLogic from the independent registered public accounting firm required by Independence Standards Board Standard No. 1.

In March 2007, the Audit Committee reviewed QuickLogic’s audited financial statements and footnotes for inclusion in QuickLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s internal control over financial reporting. Based on this review and prior discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that QuickLogic’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Christine Russell, Chairman (member since June 2005, Chairman since April 2006)
Michael J. Callahan (member since July 1997)
Gary H. Tauss (member since October 2004)

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

QuickLogic’s compensation program is overseen and administered by the Compensation Committee (the “Committee”), which is comprised entirely of independent directors as determined in accordance with various Nasdaq, SEC and Internal Revenue Code rules. The Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. The Committee operates under a written charter adopted by our Board. A copy of the charter is available, free of charge, at www.quicklogic.com/investors.

Compensation Philosophy and Objectives

The executive compensation programs and practices of the Company are designed to, among other things:

•       attract and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in comparable companies in the high-technology industry;

•       motivate executive officers to achieve the Company’s business objectives through the use of an incentive compensation plan based on those objectives that ties a portion of incentive compensation to threshold performance levels and that rewards the achievement of performance exceeding objectives;

•       reward achievement of the Company’s short-term and long-term performance goals; and

•       align the interests of executive officers with the long-term interests of stockholders through executive participation in equity-based compensation plans, and by making a significant amount of cash compensation dependent upon the achievement of business objectives.

Elements of Executive Compensation

Generally, compensation for the Company’s executive officers consists of:

•       base salary;

•       incentive cash compensation, consisting of bonus and variable portions, which are only earned based on achieving corporate objectives under our Executive Bonus Plan; and

•       stock-based incentive compensation programs, including the 1999 Stock Plan.

Under the Committee’s supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary is set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform and skills and experience they bring to the Company, while our equity incentives are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. The Company believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of its compensation program. However, we strongly believe in engaging and retaining the best talent in critical functions, and this may entail negotiations with individual executives who have significant compensation packages in place with other employers or potential employers. In order to enable the Company to hire and retain talented executives, the Committee may determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company’s standard practices in setting the compensation for certain of its executive officers when such deviation is required by competitive or other market forces.

The Committee may also, from time-to-time, award discretionary bonuses to our executive officers. The Company’s executive officers are also eligible to participate in the Company’s 401(k) Plan, the Company’s 1999 Employee Stock Purchase Plan and other benefits available generally to employees of the Company. The maximum amount of disability benefits per month is higher for our executives than it is for other employees, which incremental amounts are included in column (i) of the Summary Compensation Table on page 24.

In determining planned executive cash compensation, each component of each executive officer’s compensation is considered relative to a competitive market position based on executive compensation survey information for public companies with less than $50,000,000 of revenue and other relevant information. Both qualitative factors, such as experience, level of contribution, potential impact on company performance and relative internal pay, and quantitative factors relating to corporate and individual performance are considered when determining individual compensation. The determination is not based on any single performance factor, nor does it specifically assign relative weights to factors but, rather, a mix of factors is considered and individual performance is evaluated against that mix.

We do not currently have any equity or other security ownership policy that mandates ownership of certain amounts of our common stock by our executive officers. Under our insider trading policy, directors, officers or employees are not allowed to margin the Company’s securities, use the Company’s securities as collateral to purchase the Company’s securities or the securities of any other issuer, short sell Company securities, either directly or indirectly, or trade in derivative securities related to the Company’s securities.

We have change of control arrangements with each of our executive officers, which provide for such executives to receive certain payments and benefits if their employment with the Company is terminated. These arrangements are discussed in detail below. The Board has determined that such payments and benefits are necessary in order to attract and retain certain of our executive officers.

Cash-Based Compensation

Named Executive Officer total target cash compensation consists of base salary and target incentive compensation. During 2006, the target incentive component, reported in column (d) of the Grants of Plan-Based Awards table, was 13% to 31% of the total target cash compensation for each Named Executive Officer.

The Committee determines the target cash compensation of the Chief Executive Officer and reviews and approves target cash compensation for each of the Company’s other executive officers, typically on an annual basis, in part by reference to compensation survey information for other companies of comparable size. The survey used in 2006 was provided by Radford Surveys + Consulting, a business unit of Aon Consulting that provides compensation surveys and consulting to the technology and life sciences industries.

The Committee sets base salaries and target incentive cash compensation paid to executive officers within the range of total target cash compensation reported in the survey, based on individual performance and contribution as well as numerous other factors, consistent with the Committee’s objective of attracting and retaining talented executive officers. The Committee evaluates the base salary and incentive cash compensation of executive officers on at least an annual basis, and does not have a practice of giving raises to our executive officers each year. Except for Ms. Barrette and Ms. Meney, who were promoted to executive positions during 2006, and Mr. Pease, who joined the Company during 2006, the target cash compensation of our executive officers has not changed since 2005. The cash compensation of our executive officers has, in the past, been temporarily reduced during difficult business cycles.

In April 2005, the Committee approved the QuickLogic Corporation 2005 Executive Bonus Plan (the “Plan”), effective beginning January 1, 2005, and amended the Plan in March 2007. The Plan is intended to increase shareholder value and the success of the Company by motivating key employees to perform to the best of their abilities and achieve or exceed the Company’s objectives, and to reward achievement of the Company’s short-term and long-term business goals.

Under the Plan, executive officers and other key employees, as designated by the Committee, may be entitled to participate in a cash incentive compensation plan, consisting of bonus incentive compensation and variable incentive compensation. For example, the total target cash compensation of our Chief Financial Officer in 2006 was:

•       $  175,000   Base salary

•       $    75,000   Target incentive compensation

•        $    37,500   Target bonus incentive compensation

•        $    37,500   Target variable incentive compensation

Bonus Incentive Compensation

The Plan places a portion of incentive compensation at risk, since participants must achieve certain performance thresholds to earn bonus incentive compensation under the Plan. In addition, the Plan increases bonus incentive awards when performance exceeds Plan objectives. Under the Plan, participants are eligible to earn cash bonus incentive compensation based upon the achievement of certain performance goals and objectives relating to the Company and each individual participant. The Committee establishes quarterly and annual performance goals and objectives for the Plan. Following the end of each performance period, the Committee determines the extent to which the performance goals and objectives were obtained. Based on this assessment, eligible participants in the Plan may earn a bonus incentive award in an amount equal to a percentage of such participant’s target bonus incentive compensation.

In January 2006, the Committee reviewed and approved the business objectives and target cash compensation of our executive officers for 2006. The Committee determined that the primary business objective for 2006 was to achieve the new product revenue target in our annual operating plan. Growth in this portion of the business was an important objective due to the strategic importance of these products and the markets they serve and due to the impact that the announced end-of-life of our pASIC® 1 and pASIC 2 products was expected to have on Company revenue. The Committee also decided that achieving the total Company revenue and non-GAAP operating income in our annual operating plan were also key business objectives for 2006, in order to maximize Company revenue during the transition from our pASIC 1 and pASIC 2 business, and in order to achieve non-GAAP profitability in 2006.

The Committee established that fifty percent of each participant’s target bonus incentive compensation for 2006 would be based upon the Company’s achievement of the new produce revenue included in the annual operating plan (the “Plan Revenue Objective”), and fifty percent of each participant’s target bonus incentive compensation was dependent upon the Company’s achievement of a non-GAAP operating income goal (the “Plan Financial Objective”). The Company had to achieve a certain threshold for participants to earn bonus incentive compensation against the Plan Revenue Objective, and the Company had to achieve a certain threshold for participants to earn bonus incentive compensation against the Plan Financial Objective. Quarterly bonus incentives awarded were adjusted for the level of the Company’s performance during the quarter in question, and could, if the threshold level of performance is achieved, range from 80% to 100% of the quarterly target bonus amounts. Annually bonus incentive compensation was adjusted for the level of the Company’s achievement, and could range from 80% to 200% or more of the target bonus incentive compensation. During 2006, the Chief Executive Officer’s target bonus incentive compensation was 21% of his annual salary compensation and each of the other Named Executive Officers had a target bonus incentive compensation equal to 13% to 23% of their annual salary compensation, except that Ms. Meney, who was promoted to an executive position during the fourth quarter of 2006, did not have a bonus component to her incentive compensation until January 2007.

Variable Incentive Compensation

During 2006, participants were also eligible to earn cash variable incentive awards based upon the achievement of certain performance goals and objectives relating to the Company. The variable incentive compensation program for 2006 tied fifty percent of the participants’ quarterly and annual variable incentive compensation to the Company’s achievement of revenue targets and fifty percent to non-GAAP operating income targets established by the Committee. Under the program, if the Company achieved 100% of both targets, the participant would receive 100% of his or her target variable incentive compensation. Quarterly variable incentive compensation was adjusted for the level of the Company’s performance during the quarter in question, and could range from 0% to 100% of the quarterly target variable incentive compensation amounts. Incentive bonus and variable compensation earned under the Plan based on quarterly performance is retained by the participant notwithstanding annual results. Annually variable incentive compensation was adjusted for the level of the Company’s achievement, and could range from 0% to 200% or more of the target variable incentive compensation amounts. Mr. Pease, who has served as our Vice President, Worldwide Sales since November 2006, will receive at least 100% of his target variable incentive compensation through the end of 2007. The 2006 target cash incentive compensation of Ms. Meney, who was promoted to an executive position during the fourth quarter of 2006, was variable incentive compensation earned against Company performance to revenue and non-GAAP operating income objectives, and against individual performance to objectives. Ms. Meney now participates in the same compensation plan as other executives. During 2006, the Chief Executive Officer’s target variable incentive compensation was 21% of his annual salary compensation, and each of the other Named Executive Officers had target variable incentive compensation equal to 13% to 23% of their annual salary compensation.

Discretionary Bonuses

In addition to compensation under the Company’s Executive Bonus Plan, the Committee may award special bonuses to executive officers based on a number of factors, including extraordinary performance, market demands or other factors. In January 2007, the Committee approved a cash bonus of $20,000 for Mr. Mills for his accomplishments during the internal review of stock option granting practices and related accounting and a cash bonus of $10,000 for Ms. Meney for her impact on organizational development.

2007 Incentive Compensation

In March 2007, the Committee reviewed and approved the business objectives and related target bonus and variable incentive compensation of our executive officers for 2007. The Committee determined that the primary business objective for 2007 was to achieve the new product revenue targeted in our annual operating plan. Growth in this portion of the business is an important objective due to the strategic importance of these products and the markets they serve. Additionally, the Committee determined that achieving the quarterly debt-free cash position included in our annual operating plan was a key objective for 2007, since total Company revenue is currently below the level required to generate positive cash flow. The Committee also decided that achieving the total Company revenue and non-GAAP operating income in our annual operating plan were key business objectives for 2007, in order to maximize Company revenue during the transition from our pASIC 1 and pASIC 2 business, and in order to affirm the importance of margin and spending goals for 2007. Fifty percent of each participant’s target bonus incentive compensation is based upon the Company’s achievement of the new product revenue objective (the “Plan Revenue Objective”), and fifty percent of each participant’s target bonus incentive compensation will be dependent upon the Company’s achievement of the quarter-ending debt-free cash position (the “Plan Financial Objective”). Fifty percent of each participant’s target variable incentive compensation is based upon the Company’s achievement of the total revenue target and fifty percent is dependent upon the Company’s achievement of the non-GAAP operating income target. Other features of the 2005 Executive Bonus Plan remain unchanged for 2007. The Chief Executive Officer’s 2007 target bonus incentive compensation is 21% of his annual salary compensation, and each of the other Named Executive Officers has target bonus incentive compensation equal to 14% to 22% of their annual salary compensation. The Chief Executive Officer’s 2007 target variable incentive compensation is 21% of his annual salary compensation, and each of the other Named Executive Officers has target variable incentive compensation equal to 14% to 22% of their annual salary compensation.

Stock-Based Compensation

The Committee believes that equity awards are an essential component of executive compensation and closely aligns the interests of executive officers with the long-term interests of shareholders.  Equity awards have been subject to vesting provisions to encourage executive officers to remain employed with the Company and to align their interests with the long-term interests of stockholders. The Committee may grant immediately vested equity awards to our executive officers in lieu of cash compensation or for other reasons. Either stock options or the right to purchase restricted stock may be awarded under our 1999 Stock Plan. Historically, all of the Company’s equity awards have been stock options.

Our executive officers generally receive a stock option, approved by the Committee or the Board of Directors, when they join the Company. During each fiscal year, the Committee may grant our executive officers additional stock options or other equity awards. The Committee determines the equity awards made to the Chief Executive Officer in light of executive compensation survey information for similarly sized companies, publicly available information on other companies, and the relative size of our other executive officer grants, taking into consideration relative responsibility, performance and anticipated future contribution to Company performance. The Committee receives recommendations from the Chief Executive Officer on the amount and terms of equity compensation to be awarded to other executive officers, based on individual position, responsibilities, performance, compensation surveys and other publicly available information, and the officer’s anticipated future performance, responsibilities and potential impact on Company results. The Committee takes these factors into account when approving such awards.

The Committee also reviews prior equity awards to each executive officer, including the number of shares that continue to be subject to vesting under prior option grants, in determining the size of option grants to each of the executive officers. Stock options are typically granted with an exercise price per share equal to the closing market price of the Company’s common stock on the date of grant. In 2006, the Committee, following the above procedures, granted 10-year stock options to the Company’s executive officers that vest over a four year period. Equity incentive grants to Named Executive Officers in 2006 are reflected in the Summary Compensation Table on page 24 and the Grants of Plan-Based Awards table on page 26.

During 2006, the Committee approved a modification to one of Mr. Hart’s outstanding stock options, increasing the exercise price of 33,334 shares to $5.50 per share from $4.66 per share, and approved a modification to one of Mr. Mills’ outstanding stock options, increasing the strike price of 175,000 shares to $2.53 per share from $2.50 per share. These options were modified to eliminate additional tax exposure under IRS section 409A and thereby maintain the incentive value of the options. The Company did not incur a charge for these modifications under SFAS 123(R) as the fair value of the awards upon modification was lower than the fair value immediately prior to the modification. In the case of Mr. Hart’s option, the original exercise price was too low as a result of an administrative error; the date used to determine the exercise price preceded the finalization of the approval process of this grant for accounting purposes due to errors in documenting or approving the grant. In the case of Mr. Mills’ option, the measurement date differed from the grant date as a result of an error in determining the date of employment as defined by APB 25 and related interpretations. The Committee also approved the modification of Mr. Sexton’s outstanding options to extend the post-termination exercise period, since stock option exercises were suspended by the Company during the internal stock option review and the stock options would otherwise have expired unexercised.

CEO Compensation

The Compensation Committee determines the Chief Executive Officer’s total compensation based on similar competitive compensation data as that used for other executive officers at comparable companies, the Committee’s assessment of his past performance and the Committee’s expectations as to his future contributions to QuickLogic. Mr. Hart’s base salary remained at $350,000 in 2006. Mr. Hart received aggregate bonus and variable incentive compensation of $37,144 for 2006 on the same basis as other executives. Also during 2006, the Committee granted Mr. Hart an option to purchase 180,000 shares of common stock exercisable at $3.02 per share.

Tax Considerations

Our Board has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program and has determined that limitations on deductibility of compensation may occur under Section 162(m) of the Internal revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and other highly compensated executive officers to one million dollars per year in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, due in part to the large net operating loss carryforward available to the Company for tax reporting purposes. We believe that achieving the compensation objectives discussed earlier is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation.

Equity Incentive Grant Policies

Either the Board of Directors or the Compensation Committee of the Board of Directors may grant stock options or other equity awards to our executive officers. All of the grants made to date are in the form of stock options. None of the Named Executive Officers serve on the Committee. Executive officers are generally granted equity awards when they join the Company and they may receive additional equity grants as part of a refresh grant, upon promotion or for individual performance. Our Chief Executive Officer recommends the timing, size and terms of equity awards for executive officers other than the Chief Executive Officer. Individual grants are based on position, individual performance, expected contribution and market data for similar positions, if available. Our executives received refresh grants in 2006, 2004 and 2002, and did not receive refresh grants in 2005 or 2003.

The Compensation Committee has implemented certain general policies relating to grants of stock and other awards, which policies apply to our executive officers. Specifically, the Committee has determined that stock options shall be granted on: (i) the second and fourth Thursdays of the Company’s fiscal month (each a “Regular Grant Date”), or on the date the last director or Committee member approves such grants if not approved prior to the Regular Grant Date; (ii) on the date of a pre-scheduled Board of Director or Committee meeting; or (iii) on such other date established by the Board or Committee. The Company intends that future awards of restricted stock would be made on a similar schedule. Options grants or other equity awards to executive officers may be approved at a properly constituted meeting of the Board of Directors or Committee or by the unanimous written consent of the directors or Committee members. Generally, our unanimous consents are executed electronically, to ensure the date of approval is certain. All required documentation, including the list of recommended equity awards by recipient and the terms of the award, are sent to the Board of Directors or Committee prior to the meeting. The Committee believes that this practice will ensure that the exercise price of the options or other awards are based on the fair market value of our common stock on the date of grant and that the approval process results in grants made on a planned grant date. We have not and do not plan in the future to coordinate the timing of the release of material non-public information for the purpose of affecting the value of executive compensation (including equity award grants).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management.

Based on the Compensation Committee’s review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

MEMBERS OF THE COMPENSATION COMMITTEE

Arturo Krueger (member since November 2004)
Gary H. Tauss (Chairman since September 2004)

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2006

The following table sets forth 2006 compensation information for: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; (iii) three other executive officers of QuickLogic, who, based on their total compensation, were the most highly compensated in 2006; and (iv) an individual who served as an executive officer until September 2006, and whose 2006 compensation qualifies the individual for addition to the table (collectively, the “Named Executive Officers”).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Current Officers:
E. Thomas Hart.	2006	$350,000	—	—	$262,124	$37,144	—	$13,360	$662,628
Chairman of the Board, President & Chief Executive Officer
Terry L. Barrette(7)	2006	$158,250	—	—	$91,443	$10,352	—	$8,744	$268,789
Vice President, Operations
Catriona Meney(8)	2006	$128,077	—	—	$9,166	$10,149	—	$2,340	$149,732
Vice President, Human Resources & Development
Carl M. Mills	2006	$175,000	—	—	$69,034	$18,572	—	$9,263	$271,869
Vice President, Finance & Chief Financial Officer
Timothy Saxe	2006	$195,000	—	—	$74,944	$21,048	—	$9,290	$300,282
Senior Vice President, Engineering & Chief Technology Officer
Former Officer:
Jeffrey D. Sexton(9)	2006	$150,000	—	—	$56,790	$19,384	—	$7,047	$233,221
Former Vice President, Worldwide Sales & Marketing

(1)                 The Compensation Committee did not award bonuses to our Named Executive Officers during 2006.

(2)                 To date, no equity awards have been granted to the Named Executive Officers other than the option grants listed in column (f).

(3)                 The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), disregarding forfeiture assumptions, of awards pursuant to the 1999 Stock Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 12 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)                 The amounts in column (g) reflect the cash awards paid to or earned by the named individuals under the 2005 Executive Bonus Plan, which is discussed in further detail beginning on page 17 under the heading “Cash-Based Compensation.”

(5)                 The Company does not have a defined benefit pension plan or a non-qualified deferred compensation plan.

(6)                 The amount shown in column (i) reflects for each Named Executive Officer:

•        An automobile allowance;

•        The value of disability insurance beyond the value offered to other employees; and

•        The value of nominal holiday gifts, if any.

No Named Executive Officer received perquisites exceeding $10,000 in 2006.

(7)                 Ms. Barrette was promoted to an executive position during 2006 and received a pay increase associated with the promotion in the third quarter of 2006.

(8)                 Ms. Meney was promoted to an executive position in the fourth quarter of 2006, and received a pay increase associated with the promotion.

(9)                  Mr. Sexton served as the Company’s Vice President, Worldwide Sales and Marketing until September 22, 2006. The Compensation Committee awarded Mr. Sexton his incentive pay for the full third quarter of 2006. The value of Mr. Sexton’s option awards includes $46,805 for the estimated fair value, computed in accordance with SFAS 123(R), of option modifications approved by the Committee to extend the post-termination exercise period of Mr. Sexton’s outstanding vested options. This amendment was consistent with the treatment of other former employees whose post-termination exercise period coincided with our internal stock option review.

No Named Executive Officer had tax planning or other reimbursable personal expenses.

The Company provides the Named Executive Officers with no perquisites or personal benefits during or after the officer’s employment, other than nominal gifts, except as disclosed in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2006

The following table sets forth, for the fiscal year ended December 31, 2006, certain information regarding options granted to the Named Executive Officers. Under the terms of QuickLogic’s 1999 Stock Plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of or to re-price outstanding options.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(4,5)
E. Thomas Hart	11/21/2006	—	—	—	—	—	—	—	180,000	$3.02	$397,764

	N/A	$60,000	$150,000	$398,438	—	—	—	—	—	—	N/A
Terry L. Barrette(6)	11/21/2006	—	—	—	—	—	—	—	35,000	$3.02	$77,343
	03/09/2006	—	—	—	—	—	—	—	75,000	$5.03	$270,293
	N/A	$17,100	$42,750	$113,555	—	—	—	—	—	—	N/A
Catriona Meney(7)	11/21/2006	—	—	—	—	—	—	—	20,000	$3.02	$39,988
	10/31/2006	—	—	—					63,000	$3.00	$127,247
	N/A	$11,702	$19,750	$29,576	—	—	—	—	—	—	N/A
Carl M. Mills	11/21/2006	—	—	—	—	—	—	—	50,000	$3.02	$110,490
	N/A	$30,000	$75,000	$199,219	—	—	—	—	—	—	N/A
Timothy Saxe	11/21/2006	—	—	—	—	—	—	—	75,000	$3.02	$165,735
	N/A	$34,000	$85,000	$225,781	—	—	—	—	—	—	N/A
Jeffrey D. Sexton(8)	12/18/2006	—	—	—	—	—	—	—	296,250	$3.31	$46,805
	N/A	$27,000	$67,500	$67,500	—	—	—	—	—	—	N/A

(1)                 The amounts shown in column (c) reflect estimated payouts of bonus and variable incentive compensation at threshold levels of product revenue. The amount shown in column (e) is 266% of target incentive compensation, which is the estimated maximum amount which could be earned by the participant under our 2005 Executive Bonus Plan. These amounts are based on the individual’s 2006 target incentive compensation. Mr. Sexton’s amounts are pro-rated through the third quarter of 2006 and his maximum is limited to 100% of target compensation since he was not employed on the last day of the fiscal year. Ms. Meney did not participate in the 2005 Executive Bonus Plan until January 2007, and the amounts reported under her name in columns (c), (d) and (e) represent the target amount, and the estimated threshold and maximum amounts, associated with her variable incentive compensation for 2006.

(2)                 Named Executive Officers did not receive performance based equity awards during 2006.

(3)                 Named Executive Officers did not receive other equity awards during 2006.

(4)                 Stock option grants awarded to Named Executive Officers during 2006 are reported in columns (j), (k) and (l). Such grants have a 10-year life and, unless otherwise noted, vest 6.25% three months after the date of grant and 1/48th per month of service thereafter. All current executive officers received a refresh stock option grant on November 21, 2006 with an exercise price equal to $3.02 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date. See footnotes (6) and (7) to this table below. Please see Note 12 in the Company’s consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the estimates used to value these options.

(5)                 The amounts in column (l) reflect the dollar amount which will be recognized for financial statement reporting purposes through the final vesting date of the stock option, provided the Named Executive Officer provides service through such date. Please see Note 12 to the Company’s consolidated  financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the estimates used to value these options.

(6)                 Associated with Ms. Barrette’s promotion to an executive position, she received options to purchase 75,000 shares of common stock with an exercise price equal to $5.03, which was the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date. These options vest 25% one year after the date of grant and 1/48th per month of service thereafter. Please see Note 9 in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006 for a description of the estimates used to value these options.

(7)                 In conjunction with Ms. Meney’s promotion to Vice President of Human Resources and Development, she received options to purchase 63,000 shares of common stock with an exercise price equal to $3.00, which was the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date. These options vest 25% one year after the date of grant and 1/48th per month of service thereafter. Please see Note 12 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the estimates used to value these options.

(8)                 Mr. Sexton served as the Company’s Vice President, Worldwide Sales and Marketing until September 22, 2006. Mr. Sexton did not receive any new equity awards during 2006. Included in columns (j), (k) and (l) of this table are the number of Mr. Sexton’s outstanding, vested options which were modified during 2006, the date of modification is listed as the grant date, the weighted average exercise price of these options is listed as the exercise price, and $46,805 is the estimated fair value of the modifications computed in accordance with SFAS123(R). The modifications extended Mr. Sexton’s post-termination exercise period until February 9, 2007 and were consistent with the treatment of other former employees whose post-termination exercise period coincided with our internal stock option review. Please see the Outstanding Equity Awards table for a list of the options affected by the modification.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2006

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2006:

		Option Awards					Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
E. Thomas Hart	(2)	—	180,000	—	$3.02	11/21/2016	—	—	—	—
		240,000	—	—	$2.75	10/27/2014	—	—	—	—
		200,000	—	—	$2.12	12/04/2012	—	—	—	—
		150,000	—	—	$4.08	02/18/2012	—	—	—	—
	(3)	33,334	—	—	$5.50	04/16/2011	—	—	—	—
		366,666	—	—	$4.66	04/16/2011	—	—	—	—
		108,350	—	—	$9.94	10/11/2010	—	—	—	—
		200,000	—	—	$20.25	04/13/2010	—	—	—	—
		233,333	—	—	$13.62	10/18/2009	—	—	—	—
		66,670	—	—	$4.50	08/18/2008	—	—	—	—
		100,000	—	—	$3.00	02/12/2007	—	—	—	—
Terry L. Barrette	(2)	—	35,000	—	$3.02	11/21/2016	—	—	—	—
	(4)	—	75,000	—	$5.03	03/08/2016	—	—	—	—
		40,000	—	—	$3.00	05/25/2014	—	—	—	—
		17,188	—	—	$1.95	11/22/2012	—	—	—	—
		6,668	—	—	$1.08	10/16/2012	—	—	—	—
		15,105	—	—	$2.50	07/16/2012	—	—	—	—
		15,000	—	—	$4.08	02/18/2012	—	—	—	—
		20,000	—	—	$4.66	04/16/2011	—	—	—	—
		3,000	—	—	$9.94	10/11/2010	—	—	—	—
		12,000	—	—	$20.25	04/13/2010	—	—	—	—
		25,000	—	—	$4.50	04/20/2008	—	—	—	—
Catriona Meney	(2)	—	20,000	—	$3.02	11/21/2016	—	—	—	—
	(5)	—	63,000	—	$3.00	10/30/2016	—	—	—	—
		2,625	—	—	$3.00	05/25/2014	—	—	—	—
		10,000	—	—	$6.53	09/28/2013	—	—	—	—
Carl M. Mills	(2)	—	50,000	—	$3.02	11/21/2016	—	—	—	—
		25,000	—	—	$2.85	07/13/2014	—	—	—	—
		50,000	—	—	$3.00	05/25/2014	—	—	—	—
		25,000	—	—	$2.12	12/04/2012	—	—	—	—
	(6)	175,000	—	—	$2.53	07/16/2012	—	—	—	—

		Option Awards					Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Timothy Saxe	(2)	—	75,000	—	$3.02	11/21/2016	—	—	—	—
		100,000	—	—	$3.00	05/25/2014	—	—	—	—
		100,000	—	—	$2.12	12/04/2012	—	—	—	—
		100,000	—	—	$4.08	02/18/2012	—	—	—	—
		200,000	—	—	$6.04	04/30/2011	—	—	—	—
Jeffrey D. Sexton(7)		65,000	—	—	$3.00	05/25/2014	—	—	—	—
		56,250	—	—	$2.12	12/04/2012	—	—	—	—
		50,000	—	—	$4.08	02/18/2012	—	—	—	—
		125,000	—	—	$3.69	10/16/2011	—	—	—	—

(1)                 The Company has historically granted options with service vesting.

(2)                 These options vest 6.25% three months after November 21, 2006 and 1/48th per month of service thereafter.

(3)                 During 2006, the Board of Directors approved an amendment to this option, increasing the exercise price of 33,334 shares to $5.50 per share from $4.66 per share to eliminate exposure to additional tax liability under Internal Revenue Code Section 409A.

(4)                 These options vest 25% one year after March 8, 2006 and 1/48th per month of service thereafter.

(5)                 These options vest 25% one year after October 30, 2006 and 1/48th per month of service thereafter.

(6)                 During 2006, the Compensation Committee approved an amendment to this option, increasing the exercise price to $2.53 per share from $2.50 per share to eliminate exposure to additional tax liability under Internal Revenue Code Section 409A.

(7)                 During 2006, the Board of Directors approved an amendment to these options, extending the post-termination exercise period until 30 days following the date that the Company’s SEC filings became current, or February 9, 2007, since the exercise of stock options was prohibited by the Compensation Committee until the Company’s internal review of stock option practices and related accounting was complete and the Company’s periodic reports filed with the SEC were current. But for such extension, these options would have expired unexercised.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2006

The following table sets forth for the fiscal year ended December 31, 2006 certain information regarding options exercised by the Named Executive Officers:

	Option Awards(1)		Stock Awards(2)
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Thomas Hart	—	—	—	—
Terry L. Barrette	—	—	—	—
Catriona Meney	1,750	$5,125	—	—
Carl M. Mills	—	—	—	—
Timothy Saxe	—	—	—	—
Jeffrey D. Sexton	—	—	—	—

(1)                Reflects the exercise of options received pursuant to the 1999 Stock Plan.

(2)                The Company has not issued stock awards other than stock options.

Equity Compensation Plan Summary

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows:

i.      All compensation plans previously approved by security holders; and

ii.     All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options as of December 31, 2006	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2006(1)
Equity compensation plans approved by stockholders(2)	7,463,627	$4.97	11,879,394
Equity compensation plans not approved by stockholders	—	—	—

(1)                This number includes 6,625,274 shares available for future grant under our 1999 Stock Plan and 5,254,120 shares available for future issuance under our 1999 Employee Stock Purchase Plan.

(2)                This reflects our 1989 Stock Option Plan, 1999 Stock Plan and 1999 Employee Stock Purchase Plan. The 1999 Stock Plan has an annual evergreen increase of up to 5% of the Company’s outstanding shares. The 1999 Employee Stock Purchase Plan has an annual evergreen increase of up to 4% of the Company’s outstanding shares.

Post Employment and Change of Control Compensation

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, they are entitled to receive amounts earned during their term of employment, including salary, incentive compensation (provided they are employed on the last day of the performance period), and the vested portion of their equity awards. Our Compensation Committee may, at its discretion, approve the payment of incentive compensation if an executive officer is not employed on the last day of the reporting period. Except for compensation payments associated with our standard change of control agreements or payments made to a third party arising from indemnification, the Company does not have any written or unwritten payment obligations to our Named Executive Officers upon their resignation, severance or retirement. The Compensation Committee may decide to approve such payments in the future.

Change of Control Agreements

Prior to 2004, the Board of Directors authorized the Company to enter into change of control severance agreements with Messrs. Hart, Saxe, Sexton, and Mills. In December 2005 and 2006, these agreements were reviewed by the Compensation Committee of the Board of Directors. In March, October and November 2006, QuickLogic entered into change of control severance agreements with Ms. Barrette, Ms. Meney and Mr. Pease, respectively. The Company’s standard form of Change of Control Agreement is attached as an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2006. The agreements provide that if QuickLogic experiences a change of control, as defined in the agreements, and such executive officers’ employment with the Company terminates as a result of an “Involuntary Termination” within three months prior to or twelve months following the change of control, QuickLogic will provide the following to the executive officer:

•                    A cash payment equal to 100% of their annual cash compensation (including 100% of the target incentive compensation for the year) plus 100% of any bonus and incentive compensation declared, but unpaid, prior to the date of any such termination, except that Mr. Hart’s agreement provides a cash payment equal to 200% of his annual cash compensation;

•                    The same level of health coverage and benefits, including but not limited to health, dental and vision coverage, as in effect on the day before such termination, for a period which is the lesser of (i) the date he or she is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve months following the date of any such termination, except that Mr. Hart’s agreement provides for twenty-four months; and

•                    Acceleration of outstanding equity awards.

The terms of the change of control agreements also provide:

•                    In the event that the severance and other benefits provided for or otherwise payable to the executive officer (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive officer’s change of control benefits shall be either delivered in full, or delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the executive officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

•                    That such payments be made in a lump sum within 30 days of the Involuntary Termination, as defined in the agreement.

•                    That the Named Executive Officer shall be entitled to the benefits provided they sign a general release of claims substantially the same as the form included in the Company’s standard change of control agreement.

•                    Involuntary Termination is defined as (i) without the individual’s express written consent, a significant reduction of the individual’s duties, position or responsibilities relative to the individual’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the individual from such position, duties and responsibilities, unless the individual is provided with comparable duties, position and responsibilities; (ii) without the individual’s express written consent, a substantial reduction without good business reasons, of the facilities and perquisites (including office space and location) available to the individual immediately prior to such reduction; (iii) without the individual’s express written consent, a reduction by the Company of the individual’s base salary or target incentive compensation as in effect immediately prior to such reduction; (iv) without the individual’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which the individual is entitled immediately prior to such reduction with the result that the individual’s overall benefits package is significantly reduced; (v) without the individual’s express written consent, the relocation of the individual to a facility or a location more than fifty (50) miles from his or her current location; (vi) any purported termination of the individual by the Company which is not effected for Cause, as defined in the agreement, or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors, as defined in the change of control agreement.

The Company has entered into agreements to indemnify its current and former directors and executive officers, in addition to the indemnification provided for in the Company’s certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request.

The Company and the executive officers signed offers of employment when they were first hired, noting initial total cash compensation, the anticipated amount of their initial option grant, at-will employment and benefits available to the individuals which are consistent with the benefits offered to other employees. Mr. Pease’s offer letter guarantees Mr. Pease will receive at least 100% of his variable incentive compensation through the end of 2007. Certain of the Named Executive Officers signed agreements in 2001 or earlier relating to the Company’s previous incentive compensation plan, which was replaced by the 2005 Executive Bonus Plan. Certain of the Named Executive Officers signed agreements in 2002 relating to the Company’s nonqualified deferred compensation plan, which plan has since been terminated.

The following table describes the severance benefits which are owed by the Company to each of the Named Executive Officers upon their Involuntary Termination at any time three months prior to or twelve months after a change of control, as defined in our change of control agreements with our Named Executive Officers. The amounts shown are based upon current target cash compensation and unvested equity awards outstanding for each individual at December 31, 2006. Other benefits include insurance premiums and automobile allowance. The unvested equity awards held by our Named Executive Officers were not in-the-money at December 31, 2006 and therefore had no value on that date.

Name	Severance Base Salary	Severance Incentive Cash Compensation	Other Benefits	Equity Awards (Stock Options)
E. Thomas Hart	$700,000	$300,000	$37,890	—
Terry L. Barrette	$165,000	$45,000	$19,429	—
Catriona Meney	$130,000	$40,000	$14,745	—
Carl M. Mills	$175,000	$75,000	$25,699	—
Timothy Saxe	$195,000	$85,000	$25,699	—

Compensation of Non-Employee Directors

The following table sets forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the Chief Executive Officer for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards(4) ($)(5)	Change in Pension Value and Deferred Compensation Earnings ($)(6)	All Other Compensation ($)	Total ($)
Current Directors:
Nicholas Aretakis(7)	$17,967	—	$20,753	—	—	$38,720
Michael J. Callahan	$34,200	—	$36,185	—	—	$70,385
Arturo Krueger	$41,200	—	$42,570	—	—	$83,770
Christine Russell	$33,900	—	$28,517	—	—	$62,417
Gary H. Tauss	$35,300	—	$43,592	—	—	$78,892
Former Director:
Donald P. Beadle(8)	$2,792	—	$5,368	—	—	$8,160

(1)                E. Thomas Hart, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Hart as an employee of the Company is shown in the Summary Compensation Table on page 24.

(2)                All directors who are not employees of the Company receive an annual retainer of $20,000 for serving as a director of the Company. The chairman of the Audit Committee, chairman of the Compensation Committee and our Audit Committee Financial Expert receive additional annual retainers of $3,000, $2,000 and $3,000, respectively. Other members of the Audit Committee and Compensation Committee receive annual retainers of $1,500. Only one retainer per committee is earned by each director. Retainers are paid quarterly. The Company reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Non-employee directors receive a fee of $1,000 for each Board of Director, Audit Committee or Compensation Committee meeting attended in person, $500 for each Board of Director meeting attended by phone conference and $300 for each Audit Committee or Compensation Committee meeting attended by phone conference, with a maximum of one meeting fee per day. In March 2006, the Board of Directors increased the meeting fee to $2,500 for meetings attended in person by independent directors who reside internationally.

(3)                Our directors have not received stock awards.

(4)                During 2006, our directors received the following options to purchase common stock of the Company. Each option has a 10-year life, with an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the grant date. The options granted to Mr. Aretakis, a new director, vest 25% one year after the vesting commencement date and 1/48th per full month of service thereafter. The options granted to other directors were refresh option grants which were approved by the Board on April 25, 2006 pursuant to our policy for the equity compensation of directors and vest monthly over a one-year period. Our directors receive an annual refresh stock option grant of 7,000 shares for their service on the Board. The options granted to Messrs. Callahan and Tauss and Ms. Russell also include 3,000 shares for their service on our Audit Committee.

Name	Number of Securities Underlying Options Granted	Exercise Price per Share ($)	Expiration Date	Grant Date Fair Value of Stock Options ($)(*)
Nicholas Aretakis	35,000	$5.69	June 2, 2016	$143,021
Michael J. Callahan	10,000	$5.94	May 1, 2016	$42,658
Arturo Krueger	7,000	$5.94	May 1, 2016	$29,861
Christine Russell	10,000	$5.94	May 1, 2016	$42,658
Gary H. Tauss	10,000	$5.94	May 1, 2016	$42,658
Donald P. Beadle	—	—	—	—

*                   The amounts in this column reflect the dollar amount which will be recognized for financial statement reporting purposes through the final vesting date of the stock option, provided the director provides service through such date. Please see Note 10 in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2006 for a description of the estimates used to value these options.

(5)                The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), disregarding forfeiture assumptions, and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each of our non-employee directors held outstanding options to purchase the following number of shares of our common stock: Nicholas Aretakis, 35,000; Michael J. Callahan, 107,000; Arturo Krueger, 52,000; Christine Russell, 45,000; and Gary H. Tauss, 64,000.

(6)                The Company does not have a defined benefit pension plan or a deferred compensation program.

(7)                Mr. Aretakis joined our Board on May 26, 2006.

(8)                As previously disclosed on a Form 8-K and in our 2006 Proxy Statement, Mr. Beadle, whose term would have expired at the 2006 Annual Meeting of Stockholders, retired from the Board of Directors effective January 26, 2006. Mr. Beadle continues to serve on the Company’s Board Advisory Committee, and the amounts in column (d) include stock option charges for the full year.

QuickLogic has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with past or future services to QuickLogic and its subsidiaries. QuickLogic maintains insurance policies insuring its officers and directors against such liabilities.

Security Ownership

The following table sets forth certain information regarding our common stock beneficially owned as of February 28, 2007 by (i) each person who is known by QuickLogic to own beneficially more than 5% of QuickLogic’s common stock, (ii) each director of QuickLogic, (iii) each of the Named Executive Officers listed in the Summary Compensation Table and (iv) all directors and executive officers of QuickLogic as a group. Shares of common stock subject to options that are exercisable within 60 days of February 28, 2007 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of computing the percentage of ownership for that person but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. This table is based on information provided to QuickLogic or filed with the Securities and Exchange Commission by QuickLogic’s directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Unless otherwise indicated, the address for each stockholder listed in the following table is c/o QuickLogic Corporation, 1277 Orleans Drive, Sunnyvale, California 94089. Applicable percentage ownership in the following table is based on 28,854,817 shares of common stock outstanding as of February 28, 2007.

	Shares Beneficially Owned
Name of Beneficial Owner	From Options(1)	Total Number(2)	Percent
State of Wisconsin Investment Board(3)	—	1,655,600	5.74%
P.O. Box 7842 Madison, WI 53707
Dimensional Fund Advisors Inc.(4)	—	1,461,982	5.07%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
E. Thomas Hart(5)	1,717,102	1,769,018	5.79%
Nicholas Aretakis(6)	—	—	*
Michael J. Callahan	106,166	106,166	*
Arturo Krueger	39,020	39,020	*
Christine Russell	44,166	44,166	*
Gary H. Tauss	63,166	63,166	*
Terry L. Barrette	177,918	185,268	*
Carl M. Mills	280,208	306,667	1.05%
Catriona Meney	14,708	14,708	*
Andrew J. Pease	2,604	2,604	*
Timothy Saxe	507,812	507,812	1.73%
All executive officers and directors as a group (11 persons)	2,952,870	3,038,595	9.55%

*                    Less than 1% of the outstanding common stock.

(1)                This column includes shares issuable pursuant to options exercisable within 60 days of February 28, 2007, which is April 29, 2007.

(2)                This column consists of outstanding shares plus the options set forth in the previous column.

(3)                Based on information contained in the Schedule 13G/A which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 13, 2007.

(4)                Based on information contained in the Schedule 13G/A which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 9, 2007.

(5)                Mr. Hart transferred 54,167 shares of QuickLogic common stock to his ex-wife, which shares were reported on his last ownership report on Form 4. Mr. Hart no longer reports as beneficially owned any securities owned by his ex-wife.

(6)                Mr. Aretakis became a director on May 26, 2006.

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into change of control agreements with Messrs. Hart, Mills, Pease, Saxe and Sexton and with Mses. Barrette and Meney. These are discussed under “Post Employment and Change of Control Compensation” beginning on page 31.

The Company has entered into agreements to indemnify its current and former directors and executive officers, in addition to the indemnification provided for in the Company’s certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request.

The charter of the Audit Committee of the Board of Directors specifies that the Committee review and pre-approve related party transactions as such term is defined by SEC rules and regulations. The Nominating and Corporate Governance Committee of the Board of Directors, under the terms of its charter, considers questions of possible conflicts of interest of members of the Board and of corporate officers, and reviews actual and potential conflicts of interest of members of the Board and corporate officers, clearing the involvement of such persons in matters that may involve a conflict of interest. In addition, the Company’s Code of Conduct clarifies that no officer or any member of their family may supply goods or services to QuickLogic without approval.

In December 2005, the Company entered into an agreement with Virage Logic Corporation. During 2006, the Company paid Virage Logic a total of $390,000 for services and intellectual property supplied to the Company under the agreement, and the Company may pay Virage Logic additional amounts due under its agreements with Virage Logic. Ms. Christine Russell, a director of the Company since 2005, became the Vice President and Chief Financial Officer of Virage Logic in June 2006. Since Ms. Russell joined Virage Logic after the contract was in place, the transaction was not pre-approved by the Audit Committee. The Nominating and Corporate Governance Committee reviewed and approved the Company’s business relationship with Virage Logic in July 2006, at the first scheduled Committee meeting following Ms. Russell’s employment by Virage Logic.

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors

E. Thomas Hart
Chairman, President and Chief Executive Officer

March 16, 2007

QUICKLOGIC CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

TUESDAY, APRIL 24, 2007

The undersigned stockholder of QuickLogic Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 16, 2007 and hereby appoints E. Thomas Hart and Carl M. Mills, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Stockholders of QuickLogic Corporation (the “Company”) to be held at the Company’s offices located at 1277 Orleans Drive, Sunnyvale, CA 94089 on Tuesday, April 24, 2007, at 10 a.m., and any adjournments or postponements thereof, and to vote all shares of common stock the undersigned would be entitled to vote if then and there personally present at the meeting, on the matters set forth on the reverse side and in their discretion upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

(Continued and signed on other side.)

ANNUAL MEETING OF STOCKHOLDERS OF

QUICKLOGIC CORPORATION

April 24, 2007

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

\/  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1: To elect two Class II directors, each to serve for a term of three years or until his successor is elected.

NOMINEES:
☐ FOR ALL NOMINEES	☐ Arturo Krueger
☐ Gary H. Tauss

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

Instruction:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
Proposal 2.	To ratify the selection of PricewaterhouseCoopers LLP as QuickLogic’s independent registered public accounting firm.	☐	☐	☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:	:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.